For information contact:
Craig Dynes
Chief Financial Officer
617-866-6020
craig.dynes@pega.com

Pegasystems Obtains Extension from Nasdaq to File 2006 Form 10-K

CAMBRIDGE, Mass., April 27, 2007 - Pegasystems Inc. (Nasdaq: PEGA) today announced that a Nasdaq Listing Qualifications Panel has granted the Company's request for an extension with respect to the Company's Annual Report on Form 10-K for 2006 (the "2006 10-K"). The Panel stayed the delisting of the Company's stock, subject to the condition that the Company file the 2006 10-K with the SEC by May 10, 2007. The Company expects to file the 2006 10-K with the SEC next week, and to regain compliance with the filing requirement for continued listing on the Nasdaq Global Select Market at that time.

About Pegasystems

Pegasystems Inc. (NASDAQ: PEGA) provides software to automate complex, changing business processes. Pegasystems, the leader in unified process and rules technology, gives business people and IT departments the ability to use best processes across the enterprise and outperform their competition.

Our new class of Business Process Management (BPM) technology makes enterprise systems easy to use and easy to change. By automating policy manuals, system specifications and lines of manual coding with dynamically responsive updates, Pegasystems powers the world's most sophisticated organizations to Build for Change(R).

Pegasystems' award-winning, standards-based BPM suite is complemented with best-practice solution frameworks to help leaders in the financial services, insurance, healthcare, life sciences, government and other markets drive growth and productivity.

Headquartered in Cambridge, Mass., Pegasystems has regional offices in North America, Europe and the Pacific Rim. For more information, visit www.pega.com.

###